     As filed with the Securities and Exchange Commission on August __, 2006

                                                     Registration No. 333-______

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                       EXCHANGE NATIONAL BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)

                   MISSOURI                                       43-1626350
        (State or other jurisdiction of                        (I.R.S. Employer
        incorporation or organization)                       Identification No.)

132 EAST HIGH STREET, JEFFERSON CITY, MISSOURI                      65101
   (Address of principal executive offices)                       (Zip Code)

           THE EXCHANGE NATIONAL BANCSHARES PROFIT SHARING 401(K) PLAN
                            (Full title of the plan)

                                   ----------

                          MS. KATHLEEN L. BRUEGENHEMKE
                       EXCHANGE NATIONAL BANCSHARES, INC.
                              132 EAST HIGH STREET
                         JEFFERSON CITY, MISSOURI 65101
                     (Name and address of agent for service)

                                 (573) 761-6179
          (Telephone number, including area code, of agent for service)

                                   ----------

                  Please send copies of all correspondence to:

                           Stinson Morrison Hecker LLP
                         1201 Walnut Street, Suite 2900
                              Kansas City, MO 64106
                            Attention: James W. Allen
                                 (816) 842-8600

                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------
                                                         PROPOSED MAXIMUM    PROPOSED MAXIMUM      AMOUNT OF
                                          AMOUNT TO BE    OFFERING PRICE    AGGREGATE OFFERING   REGISTRATION
  TITLE OF SECURITIES TO BE REGISTERED     REGISTERED      PER SHARE(1)          PRICE(1)             FEE
-------------------------------------------------------------------------------------------------------------
Common Stock, par value $1.00 per share     33,000(2)         $30.10             $993,300           $106.29
-------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating registration fee, based on $30.10, the average of the high and low market prices per share of the stock as reported by the Nasdaq National Stock Market on August 8, 2006, pursuant to Rule 457(h) under the Securities Act of 1933.

(2) The provisions of Rule 416 shall apply to this registration statement and the number of shares registered on this registration statement automatically shall increase or decrease as a result of stock splits, stock dividends, or similar transactions.

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

                                   ----------

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     In accordance with Rule 428 under the Securities Act of 1933, as amended, which may be referred to as the Securities Act, and the instructional note to
Part I of Form S-8, the information specified in Part I of Form S-8 has been omitted from the filing of this registration statement with the Securities and Exchange Commission, or the SEC.

     The documents containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The SEC allows Exchange National Bancshares, Inc., which may be referred to as the registrant, and The Exchange National Bancshares Profit Sharing 401(k) Plan, which may be referred to as the Profit Sharing Plan, to "incorporate by reference" the information that they file with the SEC, which means:

     - incorporated documents are considered part of this registration statement;

     - the registrant and the Profit Sharing Plan can disclose important information by referring the reader to these documents, which may be documents that the registrant or the Profit Sharing Plan previously has filed with the SEC or that will be filed with the SEC in the future; and

     - information that the registrant or the Profit Sharing Plan file with the SEC will automatically update and supersede this registration statement and any previously incorporated information.

     The registrant and the Profit Sharing Plan incorporate by reference the documents or portions of documents listed below which were filed with the SEC under the Securities Exchange Act of 1934, as amended, which may be referred to as the Exchange Act:

     - The registrant's annual report on Form 10-K for the year ended December 31, 2005;

     - The registrant's quarterly reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006, respectively;

     - The registrant's current reports on Form 8-K filed with the SEC on May 18, 2006, June 6, 2006, June 15, 2006 and July 31, 2006, respectively;
          and

     - the description of the registrant's common stock contained in the registration statement on Form 8-A (File No. 0-23636) filed by the registrant under the Exchange Act, as amended to date, including any amendment or report filed for the purpose of updating such description.

     The registrant and the Profit Sharing Plan also incorporate by reference filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, that are filed with the SEC after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4. DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The following summary is qualified in its entirety by reference to the complete text of the statute referred to below and the Articles of Incorporation and Bylaws of the registrant.

     Section 351.355 of The General and Business Corporation Law of Missouri provides for indemnification by a corporation of its officers and directors and certain other persons as follows:

          1. A corporation created under the laws of this state may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

          2. The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

          3. To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2 of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

          4. Any indemnification under subsections 1 and 2 of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in this section. The determination shall be made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit, or proceeding, or if such a quorum is not obtainable, or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders.

          5. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit, or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this section.

          6. The indemnification provided by this section shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the articles of incorporation or bylaws or any agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

          7. A corporation created under the laws of this state shall have the power to give any further indemnity, in addition to the indemnity authorized or contemplated under other subsections of this section, including subsection 6, to any person who is or was a director, officer, employee or agent, or to any person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, provided such further indemnity is either (i) authorized, directed, or provided for in the articles of incorporation of the corporation or any duly adopted amendment thereof or (ii) is authorized, directed, or provided for in any bylaw or agreement of the corporation which has been adopted by a vote of the shareholders of the corporation, and provided further that no such indemnity shall indemnify any person from or on account of such person's conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. Nothing in this subsection shall be deemed to limit the power of the corporation under subsection 6 of this section to enact bylaws or to enter into agreements without shareholder adoption of the same.

          8. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

          9. Any provision of this chapter to the contrary notwithstanding the provisions of this section shall apply to all existing and new domestic corporations, including but not limited to banks, trust companies, insurance companies, building and loan associations, savings bank and safe deposit companies, mortgage loan companies, corporations formed for benevolent, religious, scientific or educational purposes and nonprofit corporations.

          10. For the purpose of this section, references to "the corporation" include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director, officer, employee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same capacity.

          11. For purposes of this section, the term "other enterprise" shall include employee benefit plans; the term "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and the term "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

     Article Tenth of the registrant's Articles of Incorporation contains a provision requiring the registrant to indemnify its directors and officers to the fullest extent permitted by Missouri law. In the event that the laws of the state of Missouri are amended or changed, then the registrant automatically shall be deemed authorized to indemnify such persons to the fullest extent permitted by such law, as so changed. Article V of the registrant's Bylaws provides that the registrant shall indemnify eligible persons in accordance with Article Tenth of the registrant's Articles of Incorporation.

     Without limiting the generality of the foregoing, Article Tenth of the registrant's Articles of Incorporation requires the registrant to indemnify any person against all liabilities and expenses actually and reasonably incurred by such person in connection with any action, suit or proceeding by reason of the fact that such person is or was serving as a director or officer of the registrant or, at the registrant's request, as a director or officer of another enterprise; provided that such person's conduct is not finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct; and provided, further, that the registrant shall not be required to indemnify or advance expenses to any such person in connection with an action, suit or proceeding initiated by such person unless the initiation of such action, suit or proceeding was authorized in advance by the registrant's Board of Directors. Notwithstanding the foregoing, no indemnification shall be made in respect of expenses, penalties or other payments incurred by such person in connection with any administrative proceeding or action instituted by an appropriate bank regulatory agency which results in a final order assessing civil money penalties or requiring affirmative action by such person in the form of payments to the registrant.

     Article Tenth of the registrant's Articles of Incorporation permits the Board of Directors to authorize the registrant to purchase and maintain insurance against any liability asserted against any person against any liability incurred by such person by reason of the fact that such person is or was serving as a director or officer of the registrant or, at the registrant's request, as a director or officer of another enterprise, whether or not the registrant would have the power or obligation to indemnify such person under the provisions described above, other than liability arising from any administrative proceeding or action instituted by an appropriate bank regulatory agency which results in civil money penalties against such person or the registrant. The registrant has obtained directors and officers liability insurance which (subject to certain limits and deductibles) (i) insures officers and directors of the registrant and its subsidiaries against loss arising from certain claims made against them by reason of their being directors or officers, and (ii) insures the registrant against loss which it may be required or permitted to pay as indemnification due its directors or officers for certain claims. Such insurance provides coverage for certain matters as to which the registrant may not be permitted by law to provide indemnification.

     The indemnification authorized and provided for by the registrant's Articles of Incorporation and Bylaws is not exclusive of any other rights to which those seeking indemnification may be entitled under any statute, agreement, vote of shareholders or disinterested directors, policy of insurance or otherwise.

     For information regarding the registrant's undertaking to submit to adjudication the issue of indemnification for violation of the securities laws, see "Undertakings," Item 9 hereof.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8. EXHIBITS.

     The registrant has submitted, or hereby undertakes to submit, the Profit Sharing Plan and all amendment thereto to the Internal Revenue Service in a timely manner, and has made or will cause to be made all changes required by the Internal Revenue Service in order to qualify that plan.

     The following Exhibits are filed as a part of this registration statement:

EXHIBIT
 NUMBER   DESCRIPTION
-------   -----------
4.1       Articles of Incorporation (filed as Exhibit 4.1 to the registrant's current report on Form 8-K filed May 25, 2000 and incorporated herein by reference).

4.1.1     Articles of Amendment to Articles of Incorporation (filed as Exhibit
          4.1.1 to the registrant's current report on Form 8-K filed May 25, 2000 and incorporated herein by reference).

4.2 Bylaws, as amended (filed as Exhibit 3.2 to the registrant's annual report on Form 10-K for the year ended December 31, 2000 and incorporated herein by reference).

4.3 Specimen certificate representing shares of the registrant's $1.00 par value common stock (filed as Exhibit 4 to the registrant's annual report on Form 10-K for the year ended December 31, 1999 and incorporated herein by reference).

4.4       Defined Contribution Plan and Trust Basic Plan Document #02*

4.5       401(k) Plan Adoption Agreement*

23.1      Consent of KPMG LLP.*

*    Indicates document filed herewith.

ITEM 9. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that

               (A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

               (B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jefferson City, State of Missouri, on August 9, 2006.

                                        EXCHANGE NATIONAL BANCSHARES, INC.
                                        (Registrant)


                                        By: /s/ James E. Smith
                                            ------------------------------------
                                            James E. Smith
                                            Chairman of the Board and
                                            Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

              Signatures                                 Title                         Date
              ----------                                 -----                         ----


/s/ James E. Smith                      Chief Executive Officer and Chairman of   August 9, 2006
-------------------------------------   the Board of Directors (Principal
James E. Smith                          Executive Officer)


/s/ Richard G. Rose                     Treasurer (Principal Financial Officer    August 9, 2006
-------------------------------------   and Principal Accounting Officer)
Richard G. Rose


/s/ David T. Turner
-------------------------------------   Director                                  August 9, 2006
David T. Turner


/s/ James R. Loyd                       Director                                  August 9, 2006
-------------------------------------
James R. Loyd


/s/ Charles G. Dudenhoeffer, Jr.        Director                                  August 9, 2006
-------------------------------------
Charles G. Dudenhoeffer, Jr.


/s/ David R. Goller                     Director                                  August 9, 2006
-------------------------------------
David R. Goller


/s/ Philip D. Freeman                   Director                                  August 9, 2006
-------------------------------------
Philip D. Freeman


/s/ Kevin L. Riley                      Director                                  August 9, 2006
-------------------------------------
Kevin L. Riley


/s/ Gus S. Wetzel, II                   Director                                  August 9, 2006
-------------------------------------
Gus S. Wetzel, II

     Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jefferson City, State of Missouri, on August 9, 2006.

                                        THE EXCHANGE NATIONAL BANCSHARES, INC.
                                        PROFIT SHARING 401(K) PLAN
                                        (Plan)

                                        By: EXCHANGE NATIONAL BANCSHARES, INC.


                                        By: /s/ James E. Smith
                                            -----------------------------------
                                            James E. Smith
                                            Chairman of the Board and
                                            Chief Executive Officer

                                  EXHIBIT INDEX

EXHIBIT
 NUMBER   DESCRIPTION
-------   -----------
4.4       Defined Contribution Plan and Trust Basic Plan Document #02

4.5       401(k) Plan Adoption Agreement

23.1      Consent of KPMG LLP